Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, 585-781-5481, david.lanzillo@kodak.com

Kodak Names Eric H. Samuels as Corporate Controller

ROCHESTER, N.Y., June 1 -- Eastman Kodak Company (NYSE:EK) today announced that its Board of Directors has elected Eric H. Samuels as Corporate Controller and Chief Accounting Officer, effective July 1, 2009, reporting to Frank S. Sklarsky, Kodak’s Chief Financial Officer.
Samuels, 41, previously served as Kodak’s Assistant Corporate Controller and brings to his new position nearly 20 years of leadership experience in corporate finance and public accounting. He succeeds Diane E. Wilfong, who will relocate to Las Vegas in early July to become Vice President, Controller and Chief Accounting Officer of Harrah’s Entertainment, Inc., subject to all required regulatory approvals.
“Kodak is fortunate to have capable executives such as Diane and Eric,” said Sklarsky. “As Controller, Diane’s leadership contributed to enhanced financial processes, systems, and governance, and she leaves the company very well positioned from a financial reporting and internal controls standpoint. We thank Diane for her tremendous efforts and we wish her nothing but success in her new opportunity.
“At the same time, we are fortunate to have someone of Eric’s caliber to step into this role,” Sklarsky said. “Eric is a highly respected member of our finance team, and I have every confidence that he will continue to drive a disciplined approach to our financial management and reporting.”
Samuels joined Kodak in 2004 as Director, Accounting Research and Policy. Prior to joining Kodak, he had a 14-year career in public accounting during which he served as a senior manager at KPMG LLP’s Department of Professional Practice (National Office) in New York City. Prior to joining KPMG in 1996, he worked in Ernst & Young’s New York City office.

A native of Rochester, N.Y., Samuels attended the State University of New York College at Oneonta, where he graduated with a B.S. degree in Business Economics.  He is a Certified Public Accountant in New York and a member of the American Institute of Certified Public Accountants.
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For photos of Mr. Samuels and Ms. Wilfong, please contact: Maureen Marowski, Eastman Kodak Company, at 585-724-9745 or maureen.marowski@kodak.com

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